Exhibit 10.1

Alector, Inc.
131 Oyster Point Blvd., Suite 600,
South San Francisco, CA 94080
United States of America

March 11, 2024

Glaxo Wellcome UK Limited
980 Great West Road
Brentford, Middlesex TW8 9GS
United Kingdom

Re: Development Costs for Continuation Clinical Study for AL001

Dear Sir/Madam:

As we have discussed, this letter (“Letter”) confirms our agreement regarding responsibility for certain Development Costs under that certain Collaboration and License Agreement between Alector, Inc. (“Alector”) and Glaxo Wellcome UK Limited (“GSK”) dated as of July 1, 2021 (“Collaboration Agreement”).

As you know, the Joint Steering Committee (JSC) and Joint Development Committee (JDC) have approved an amendment to the GDP under which (a) (i) participants currently enrolled in the AL001 Phase 2 Study entitled ‘A Phase 2 Study to Evaluate Safety of Long-term AL001 Dosing in Frontotemporal Dementia (FTD) Patients (INFRONT-2)’ (the “AL001 Phase 2 Study”) and (ii) participants who complete the open label extension portion of the AL001 Phase 3 Study entitled ‘A Phase 3 Study to Evaluate Efficacy and Safety of AL001 in Frontotemporal Dementia (INFRONT-3)’ (the “AL001 Phase 3 Study”) will have the opportunity to participate in a single, separate continuation Clinical Study entitled ‘A Continuation Study of Latozinemab in Participants with Neurodegenerative Disease’ (the “Continuation Study and (b) the AL001 Phase 2 Study will be discontinued. The Parties agree that additional Development Costs will be added to the Development Budget in the GDP for the conduct of the Continuation Study and the amount of Development Costs so added will require JSC approval pursuant to Section 2.1.2 (with any dispute on such matter deemed an Expert Dispute to be resolved pursuant to Section 13.3.2, if not resolved through escalation to the Executive Officers).

Due to such discontinuation of the Phase 2 Study, the Parties agree as follows (a) Alector shall bear 100% of the Development Costs incurred for the conduct of the Continuation Study attributable to the participation of the patients who were previously enrolled in the Phase 2 Study; and (b) the Development Costs for the conduct of the Continuation Study attributable to the participations who were previously enrolled in the Phase 3 Study shall be shared by the Parties as set forth in the Collaboration Agreement.

Except as expressly set forth in this Letter, capitalized terms in this Letter shall have the meaning ascribed to them in the Collaboration Agreement.

Please confirm GSK’s acceptance of, and agreement with, the matters set out above by signing this Letter and returning an executed copy of this Letter to Alector.

Sincerely,

Alector, Inc.

By: /s/Arnon Rosenthal

Name: Arnon Rosenthal

Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED

Glaxo Wellcome UK Limited

By: /s/Darren Barnett

Name: Darren Barnett

Title: Authorised signatory for an on behalf of Edinburgh Pharmaceutical Industries Limited Corporate Director